Exhibit 99.1

Azenta Announces CEO Succession Plan

CEO Dr. Stephen Schwartz to Retire; Search Underway to Identify Successor

BURLINGTON, Mass., May 8, 2024 /PRNewswire/ -- Azenta, Inc. (Nasdaq: AZTA) today announced a CEO succession plan, under which CEO and Board Director Dr. Stephen Schwartz will be retiring from Azenta after more than 14 years of service. Dr. Schwartz will continue to serve as CEO until a successor is appointed to ensure a smooth transition.

Dr. Schwartz’s retirement follows a discussion with the Board as part of the company’s active succession planning process. In connection with that process, the Board has initiated a search to identify Azenta’s next CEO, and has engaged Heidrick & Struggles, a leading executive search firm, to assist in the process of identifying and evaluating candidates.

Dr. Schwartz said, “It has been a privilege to be a part of this incredible company. I am proud of Azenta’s achievements and I want to express my deepest gratitude to the terrific Azenta team. Together, we have undergone an impressive and complex transformation from semiconductor capital equipment company, Brooks Automation, to the leading life sciences business Azenta is today. I look forward to supporting a smooth transition to the next CEO as Azenta prepares to embark on its next chapter.”

Frank E. Casal, Chair of the Board, said “On behalf of the Board, we are grateful to Steve for his unwavering commitment to Azenta for more than 14 years. Under his leadership and vision, Azenta successfully transformed into a standalone, publicly-traded, pure-play life sciences company, operating around the world with annual revenue of over $600 million and more than 3,000 team members. We thank Steve for his many contributions to Azenta’s success, his collaborative partnership in the Boardroom as well as his commitment to leading the business, as we identify the best possible successor.”

Today, Azenta also reported its earnings results for the second quarter of fiscal 2024.

About Dr. Stephen Schwartz

Dr. Stephen Schwartz joined Azenta in April 2010 as President and was appointed CEO in August 2010. During his tenure as CEO of Azenta, Dr, Schwartz oversaw the $3 billion sale of Azenta’s Semiconductor Solutions business to Thomas H. Lee Partners, and established Azenta as a global, pure-play life sciences company with annual revenue of over $600 million. From November 2018 to January 2024, Dr. Schwartz served on the board of directors of Spire Inc., a publicly traded natural gas company. Dr. Schwartz received his BSEE, MSEE, and Ph.D. in electrical engineering from Purdue University. He also holds an MBA from the University of Chicago.

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and multiomics services across areas such as drug development, clinical research and advanced cell therapies for the industry’s top pharmaceutical, biotech, academic and healthcare institutions globally. Our global team delivers and supports these products and services through our industry-leading brands, including GENEWIZ, FluidX, Ziath, 4titude, Limfinity, Freezer Pro, Barkey and B Medical Systems.

Azenta is headquartered in Burlington, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

INVESTOR CONTACTS:

Yvonne Perron

Vice President, Financial, Planning & Analysis and Investor Relations

ir@azenta.com

Sherry Dinsmore

sherry.dinsmore@azenta.com

MEDIA CONTACTS:

Robin Weinberg, Emily Claffey

Azenta@fgsglobal.com